                                                                    EXHIBIT 10.3

                                 LEASE AGREEMENT

         This LEASE AGREEMENT, by and between ATMOS POWER SYSTEMS, INC., A GEORGIA corporation ("Lessor"), and A. E. STALEY MANUFACTURING COMPANY ("Lessee"), also hereinafter referred to individually as "Party" or collectively as "Parties' (the "Agreement").

         WHEREAS, the parties desire to enter into a proposed transaction involving the construction by Lessor, and the operation and leasing by Lessee, of a certain electrical power generating plant (initially rated at 20,964 Kilowatts) and associated facilities (collectively herein referred to as the "Plant") to be located in Loudon County, Tennessee; and

         WHEREAS, upon the full execution and effectiveness of this Agreement, Lessor is prepared to construct the Plant and to order the electric generating equipment to be utilized in the -Plant; and

         WHEREAS, Lessor and Lessee desire to enter into a definitive written agreement concerning the lease of the Plant from Lessor to Lessee.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, the parties mutually agree as follows:

         1. CONDITIONS TO EFFECTIVENESS OF AGREEMENT. This Agreement shall not take effect unless all the following conditions have been fulfilled:

         (a) Lessee has provided or obtained all rights in real property required for construction of the Plant and has, for no additional consideration, granted to Lessor all rights-of-way and easements upon, across or through real property owned or controlled by Lessee and required by Lessor to meet its obligations to have the Plant ready for commercial operation;

         (b) Lessor, and/or its affiliate(s), have obtained any consent or approval of the Tennessee Valley Authority ("TVA") that may be required for the construction or operation of the Plant pursuant to applicable TVA interconnection requirement(s) and Lessee and/or its affiliate(s) have received any required consents or approvals from all other third parties and governmental authorities (including, but not limited to, receipt of any required air contaminant permit issued by the State of Tennessee Air Pollution Control Division ("TAPCD")) necessary to operate the Plant; and

         (c) Lessor's Board of Directors has approved Lessor's execution of this Lease Agreement.

         (d) Lessor shall have been furnished, as adequate assurance of performance of Lessee's financial obligations under and for the Term of this Agreement, a guaranty of Lessee s performance of such financial obligations, during the Term of this Agreement, executed by Tate & Lyle Holdings US, in a form acceptable to Lessor.

         2. LEASE. Lessor hereby leases to Lessee, and Lessee leases from Lessor, the Plant described on Schedule A to this Agreement (referred to herein, together with all replacements, additions and accessories, as the "Plant").

         3. SCOPE OF WORK. Lessor and Lessee shall, in addition to all other obligations undertaken by each pursuant to the terms and conditions of this Agreement, be responsible for performing the tasks set forth under their respective names in Schedule B which is attached hereto and made a part hereof.

         4. TERM. This Agreement shall become effective upon execution by the Parties, assuming all conditions of Section 1 above have been met (the "Effective Date"), provided, however, that Lessor's obligation to deliver possession of the Plant to Lessee for electrical power generation shall begin on the earlier of the date of commencement of commercial operation of the Plant or June 1, 2002 (the "Commencement Date") and shall expire on the date which is ten
(10) years subsequent to the Commencement Date (the "Term") unless extended by mutual agreement of the Parties or terminated in accordance with the terms of this Agreement. Further, THIS LEASE CANNOT BE CANCELLED BY LESSEE DURING THE TERM PROVIDED IN THIS LEASE.

         5. FEES. The fees due to Lessor by Lessee, the amount of which are set forth in Schedule A attached hereto, will be due and payable fifteen days after receipt of an invoice from Lessor for the previous month, beginning with the first month following the month in which the Commencement Date occurs, or, in the event the Plant is not ready for commercial operation by June 1, 2002, beginning with the first month following the month in which commencement of commercial operations begins, and for the next succeeding one hundred nineteen
(119) months during the term of the lease. The fees shall be paid to Lessor at the address set forth in Section 22 hereof or at such other place as Lessor may designate in writing to Lessee.

In the event that Lessee is unable, through its diligent efforts, to obtain one or more of the consents or approvals from third parties or governmental authorities as may be necessary to operate the Plant, and Lessor shall have, upon the expectation that Lessee would have received such consent(s) or approval(s) ordered the electric generating equipment to be utilized at the Plant, necessitating Lessor's cancellation of such order, then Lessee agrees to negotiate with Lessor in good faith with respect to the allocation between Lessor and Lessee of any charges, fees or other costs imposed on Lessor by the manufacturer or supplier of such electric generating equipment as a result of Lessor's cancellation of such order.

         6. RIGHTS AND DUTIES OF LESSEE.

         6.01 Lessee shall be entitled to the use, operation, possession and control of the Plant during the term of this Agreement. Lessee shall employ and have absolute control, supervision and responsibility over any operators or users of the Plant, subject to the restrictions set forth below.

         6.02 Lessee shall use the Plant in a careful and proper manner and agrees not to permit the Plant to be operated or used in violation of any applicable federal, state or local statute, law, ordinance, rule or regulation relating to the ownership, possession, control, operation, use or maintenance of the Plant. Lessee will also be responsible for providing all fuel for the operation of the Plant and Lessor will have no responsibility for fuel management. Lessee agrees to reimburse Lessor in full for all damages to the Plant arising from any misuse or negligent act by Lessee, its employees and its agents.

         7. LIMITATION OF WARRANTIES AND WAIVER OF DAMAGES.

         7.01 It is understood between the parties that Lessor is not the manufacturer of the equipment leased, nor the agent of the manufacturer of the equipment and that no warranty against patent or latent defects in material, workmanship, or capacity, nor that the equipment will meet the requirements of any law, rules, specifications or contracts which provide for specific machinery or apparatus or special methods is given, other than such representations as may be made by the original manufacturer and not by Lessor with respect to emissions performance and fuel consumption and which are set forth in the Environmental Emissions and Fuel Consumption Assurances of original manufacturer (the "Performance Assurances") which has been prepared by the original manufacturer and is attached hereto and made a part hereof as Schedule C, which Performance Assurances set forth the original manufacturer's obligations in the event the equipment leased hereunder fails to meet such Performance Assurances. Additionally, the original manufacturer of the equipment has represented to Lessor that the noise levels of the Plant, when operational, measured as approximate dBA levels at specified distances from the genset, are: @7 meters --90 dBA and @10 meters -- 88 dBA and that the dBA Free Field noise level of the two circuit radiator which comprises a part of the Plant is approximately 53 dBA@l0 meters. These representations are restated in this Section 8.01 for convenience and as a reference only and shall not be construed as a representation or warranty of such noise levels by Lessor. Further, Lessor does not warrant the equipment leased as being fit for a particular purpose. Lessor further disclaims any liability for loss, damage or injury to Lessee or third parties as a result of any defects, latent or otherwise, in the Plant whether arising from Lessor's negligence or the application of the laws of strict liability. As to Lessor, Lessee leases the Plant "as is."

         7.02 Regardless of cause, Lessee will not assert any claim whatsoever against Lessor for any punitive or any other exemplary damages, loss of anticipated profits or any other indirect, special or consequential damages, in tort, contract, or otherwise, except as otherwise may be specifically provided herein. Further, Lessor makes no warranty as to the treatment-of the lease for tax or accounting purposes.

         8. PLANT MAINTENANCE, REPAIR AND ALTERATION.

         8.01 Lessor, at its own cost and expense, shall maintain and keep the Plant in good repair, condition and working order, and shall furnish any and all parts and labor required for that purpose; provided, however, that if any such maintenance or repair work is required as a result of the negligence of Lessee or of any of Lessee's employees or agents, Lessee shall reimburse Lessor, within thirty (30) days after receipt of proper invoice from Lessor, for the costs to Lessor of such maintenance and/or repair work. Lessor reserves the right to enter the premises, at all reasonable times during the Term of this Agreement, for the purpose of inspecting the Plant and, if applicable under the provisions of this Agreement, for the purpose of repairing and/or replacing such part of the Plant. In addition, Lessee shall not alter any portion of the Plant, or remove any portion of the Plant from the location shown on the face of the lease, without Lessor's prior written consent.

         8.02 All equipment, accessories, parts and replacements which are added to or become attached to the Plant shall constitute accessions, shall immediately become Lessor's property and shall be deemed incorporated in the Plant and subject to the terms of this Agreement as if originally leased hereunder.

         9. TAXES. Lessee shall comply with all laws and regulations relating to, and shall promptly pay when due, exclusive of applicable sales, use and exise taxes, all personal property, stamp, documentary and ad valorem taxes, license and registration fees, assessments, fines, penalties and similar charges imposed on the ownership, possession, control, operation or use of the Plant during the term of this Agreement, and shall pay all taxes (except Lessor's federal, state or local income taxes) imposed on Lessor or Lessee with respect to the rental payments hereunder. Lessor shall be responsible for collecting and promptly paying when due all sales, use and exise taxes due on the fees paid by Lessee to Lessor hereunder, and Lessor shall file all returns required in connection therewith. Lessee shall, with respect to the taxes for which it is responsible under this Section 9, (a) reimburse Lessor upon demand for all taxes paid or advanced by Lessor, (b) indemnify and hold Lessor harmless against actual or asserted violations, (c) pay all costs and expenses of every character in connection therewith or arising therefrom, and (d) file all returns required therefor and furnish copies to Lessor.

         If any taxing authority requires that a tax for which Lessee has assumed responsibility under this Section 9 as set forth above be paid to the taxing authority directly by Lessor, Lessee shall, on notice from Lessor, pay to Lessor the amount of the tax together with the next fee installment.

         10. TITLE. The Plant is, and at all times shall remain, Lessor's property, and Lessee shall have no right, title or interest therein, and no right to purchase or otherwise acquire title to or ownership in the Plant, except as provided in this Agreement. Lessor warrants that it is the owner of the Plant free and clear of all encumbrances whatsoever. Lessor covenants that, during the Term of this Agreement, it will not in any manner encumber the Plant without providing prior written notice of such encumbrance to Lessee. Lessee shall, at its own cost and~expense, protect and defend Lessor's title against all persons claiming against or through Lessee, at all times keeping the Plant free from any legal process or encumbrances whatsoever including, without limitation, liens, attachments, levies and executions, and shall give Lessor immediate written notice thereof, and shall indemnify and hold Lessor harmless from any loss or damage caused thereby. Lessee will cooperate with Lessor and take whatever action may be necessary to enable Lessor to file, register or record, and re-file, register, or re-record, this lease if deemed appropriate by Lessor, in such offices as Lessor may determine and wherever required or permitted by law, for the proper protection of the Lessor's title to the Plant. Lessee shall execute and deliver to Lessor, upon Lessor's request, such further instruments and assurances as Lessor deems necessary or advisable for the confirmation or perfection of Lessor's rights hereunder.

         The parties hereto intend the transaction contemplated hereby to be a lease and not a loan. In the event this transaction is deemed to be a loan, Lessee shall be deemed to have granted to Lessor a security interest in the Plant and all proceeds thereof. Lessee shall cooperate with Lessor and sign any further documentation reasonably required by Lessor to continue, provide, or otherwise assert Lessor's deemed security interest in the Plant. The Plant is and shall remain the personal property of Lessor irrespective of its use or manner of attachment to realty.

         11. INVESTMENT TAX CREDIT. Any right to the investment tax credit(s) permitted under applicable provisions of the Internal Revenue Code and the laws of the State of Tennessee is reserved to Lessor or Lessor's lender, if applicable, and shall not in any event pass through to or be transferred to Lessee in any manner.

         12. RISK OF LOSS.

         12.01 Lessee shall bear all risks of loss or damage to the Plant from any cause; the occurrence of such loss or damage shall not relieve Lessee of any obligation hereunder. If any portion of the Plant is lost, stolen, destroyed or damaged as a result of its possession, control, operation, use or maintenance by Lessee, Lessee shall promptly notify Lessor of the occurrence and shall file all necessary accident and claim reports including those required by law and those required by interested insurance companies.

         12.02 Lessee and its employees and agents shall cooperate fully with Lessor and all insurers providing insurance against the Plant in the investigation and defense of all claims or suits. Lessee shall promptly deliver to Lessor all papers, notices and documents served on or delivered to Lessee or its employees or agents in connection with any claim, suit, action or proceeding at law or in equity commenced or threatened against Lessee or Lessor concerning the Plant.

         12.03 (a) In the event any portion of the Plant becomes lost, stolen, destroyed or damaged beyond repair, Lessee shall pay Lessor in cash the replacement value of the Plant less any net proceeds of insurance received by Lessor for loss or damage to the Plant. Upon such payment, this Agreement shall terminate with respect to that item of Plant and Lessee shall become vested with title to the Plant on an "as is" basis without warranty by Lessor expressed or implied for any matter concerning the Plant.

         (b) Notwithstanding anything contained in Section 8 of this Lease or elsewhere herein to the contrary, in the event of loss or damage of any kind to any portion of the Plant which is neither total nor substantial, Lessee, at the option of Lessor, shall either place such portion of the Plant ih good repair and working order or replace the lost or damaged portion of the Plant with like property out of the proceeds of insurance or otherwise within thirty (30) days after the loss or damage and the lease shall continue in full force and effect until the expiration of its term. Lessee may retain any excess insurance proceeds over and above the cost of replacement or repair of the lost or damaged property.

         13. INSURANCE. Lessee shall keep the Plant insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement value thereof, and shall carry public liability insurance, both personal injury and property damage, covering the Plant. All such insurance shall be in such form and amounts and shall be placed with such companies as Lessor reasonably considers to be satisfactory to it, and shall name Lessor as loss payee as its interest may appear or additional insured, as the case may be. Lessee shall pay the premiums therefore and deliver to Lessor the policies of insurance, duplicates thereof, or certificates of insurance, and such other evidences of insurance coverage as Lessor may deem necessary or appropriate. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that it will give Lessor thirty (30) days' prior written notice of the effective date of any alteration or cancellation of any policy. Insurance proceeds, at the option of Lessor, shall be applied (a) toward the replacement, restoration or repair of the Plant, or (b) toward payment of the obligations of Lessee hereunder.

         Lessee agrees to consult with Lessor in its efforts to make claim for, receive payment of, and execute and endorse all documents, checks and drafts received in payment for loss or damage under any such insurance policy. In case of the failure of Lessee to procure or maintain such insurance or to comply with any other provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such insurance or compliance on behalf of Lessee. In that event, all moneys spent by and expenses of Lessor in effecting such insurance or compliance shall be deemed to be additional fees and shall be paid by Lessee to Lessor with the next monthly payment of fees.

         In addition, Lessee shall insure each of its employees entering upon the premises of the Plant in connection with this Agreement and/or engaged in the performance of any services for Lessee relating to this Agreement, and shall strictly comply with, each and every statute applicable thereto with respect to workers' compensation and employer's liability insurance.

         14. FORCE MAJEURE. Neither Party shall be liable for its failure to perform due to any occurrence beyond its reasonable control, including acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations, and price adjustment restrictions), inability to obtain materials, equipment or transportation, and any other similar or different occurrence. In the event Lessor should be delayed in delivery of any portion of the Plant by reason of such occurrence, the time for delivery shall be extended by the period of such occurrence, but no such extension shall be made unless written notice of such occurrence is given to Lessee within five (5) days of the commencement of such occurrence and a claim for such extension is presented in writing to Lessee within five (5) days after termination of such occurrence. Lessee shall not be liable for any additional payments to Lessor with respect to any costs or expenses incurred by Lessor as a result of such occurrence.

         15. INDEMNIFICATION. Lessee shall indemnify and hold Lessor harmless against any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including attorney's fees, arising out of connected with, or resulting from the operation of the Plant or this Agreement including, without limitation, the possession, operation, control, use and maintenance of the Plant, except to the extent that any such claim, action, suit, proceeding, cost, expense, damage or liability is caused by the negligent act or omission of Lessor or Lessor's agent, employee or contractor. Lessee shall have sole responsibility for and shall indemnify Lessor from any liability for the environmental compliance of the Plant together with any and all costs and expenses associated therewith, arising therefrom or relating or pertaining thereto.

         16. ASSIGNMENT.

         16.01 Lessee shall use the Plant solely in the conduct of generating electric capacity and in a careful and proper manner, and shall not part with possession of or enter into any sublease with respect to the Plant or any part thereof, nor assign this Agreement or its rights hereunder, nor delegate the performance of its duties under this Agreement, without the prior written consent of the Lessor. In any event, Lessee shall remain primarily liable under the terms, conditions and provisions of this Agreement.

         16.02 This Agreement, the Plant and fees or other sums due or to become due hereunder may be transferred or assigned by Lessor. In such event the transferee or assignee shall have all of Lessor's rights, powers, privileges and remedies hereunder, as well as Lessor's obligations thereafter accruing under this Agreement. The Lessee's obligations hereunder subsequent to such transfer or assignment shall not be extinguished or diminished by any defense, offset or counterclaim which accrued in favor of Lessee prior to such transfer or assignment. Notice of any such transfer or assignment shall be given to the Lessee in writing.

         17. DEFAULT. (a) If Lessee shall default in the payment of any fees for a period of ten (10) days after notice by Lessor in writing specifying such default; or

         (b) if a petition in bankruptcy, arrangement, insolvency or reorganization is filed by or against Lessee, or if Lessee makes an assignment for the benefit of creditors; or

         (c) if Lessee shall default in the performance of any other covenant contained herein for a period of thirty (30) days after notice in writing specifying such default;

then, if and to the extent permitted by applicable law, Lessor shall have the right to exercise any of the following remedies:

                  (1) to declare, for the remainder of the Term, the entire unpaid amount of fees at the maximum annual use allowed under Schedule A to be due and payable, whereupon the same shall become immediately due and payable;

                  (2) without demand or legal process, to enter onto the premises where the Plant may be, found and take possession of the same, whereupon all rights of Lessee in the Plant shall terminate;

                  (3) to pursue any other remedy available to Lessor at law or in equity; and

                  (4) upon default, Lessee shall reimburse Lessor for all reasonable expenses of repossession and enforcement of Lessor's right and remedies together with interest at Prime Rate until the date of payment. Prime Rate is defined as the Reuters published rate RIC Code "USPRIME" of the date of the default period expiration. Notwithstanding any other provision of this Agreement, if Lessor places all or any part of Lessor's claim against Lessee in the hands of an attorney for collection, Lessee shall pay Lessor for reasonable attorney's fees related thereto.

         If Lessor shall default in the performance of any obligations contained herein for a period of thirty (30) days after receipt of notice in writing specifying such default; then if, and to the extent permitted by applicable law, Lessee shall have the right to exercise any of the following remedies:

                  o To perform such obligations and deduct the cost of performing the same from the next fee payment due to Lessor;

                  o To pursue any other remedy available to Lessee at law or in equity; and

                  o To be reimbursed by Lessee for all reasonable expenses of enforcement of Lessee's rights and remedies together with interest at Prime Rate per annum until paid.

Notwithstanding any other provision of this Agreement, if Lessor is in default under the provisions of this Section 17 and Lessee places all or any part of Lessee's claim under this Section 17 in the hands of an attorney for collection, Lessor shall reimburse Lessee its reasonable attorney's fees incurred in connection with Lessee's claim.

         18. PURCHASE OPTION. Subject to the requirements set forth below with respect to notice of intent to exercise an option to purchase, Lessee shall have the option to purchase the Plant effective as of the last day of each year of the Term of this Agreement, beginning with the last day of the fifth year of the Term of this Agreement at a purchase price equal to the sum of the "Total Project Cost" (the total costs of the equipment, all costs of the design and construction of the Plant, Lessor's overhead, cost of capital and other costs associated with the design, construction, installation, ownership, operation and maintenance of the Plant and such other costs and expenses as may be included in Total Project Cost) and the Pipeline Cost, as defined in Schedule A, Section 2 of this Agreement, said sum to be reduced by nine (9%) percent for each year of the Term of this Agreement, from the Commencement Date to the effective date of the exercise of such option to purchase; and at the end of the Term at a purchase price equal to 3500 of the sum of the Total Project Cost and the Pipeline Cost. Lessor and Lessee agree that in calculating the Total Project Cost, Lessor's overhead costs shall include only the out of pocket costs for the hours that Lessor's employees worked on this project and shall not include any general overhead or markup of purchases, contracts or other services necessary for the implementation of this Agreement Intent to exercise an option to purchase by Lessee must be given in writing to Lessor at least 60 days before the exercise of the option, that is, if Lessee intends to exercise its option to purchase on the last day of year 5, 6, 7, 8, 9,or 10, then Lessee must give Lessor written notice of Lessee's intent to exercise its option to purchase at least 60 days prior to the last day of year 5, 6, 7, 8, 9 or 10 of this Agreement, respectively. Upon the exercise of this option, Lessor will execute and deliver to Lessee all documents that are necessary and proper to effect a transfer of ownership of Lessor's interest in the Plant to Lessee free and clear of all encumbrances, security interests and liens.

         19. REMEDIES. All remedies of Lessor are cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. No failure on the part of Lessor to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof unless specifically waived by Lessor.

         20. REPRESENTATIONS AND WARRANTIES. The Parties hereby represent and warrant to each other that this Agreement: (i) has been validly executed and delivered, and (ii) has been duly authorized by all actions necessary for the authorization thereof.

         21. NO PARTNERSHIP. The Parties agree that no joint venture, partnership, or other fiduciary relationship shall be deemed to exist or arise between them or their affiliates, with respect to, or as a result of the terms of this Agreement.

         22. NOTICES. Except as otherwise agreed by Lessor and Lessee, all notices and other communications required hereunder shall be in writing and deemed given when delivered by telecopy or mail, or five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested, as follows:

         (a) If to Lessor, then to:

                  Mr. Ron McDowell
                  Atmos Power Systems, Inc.
                  11251 Northwest Freeway
                  Suite 400
                  Houston, Texas 77092
                  Telephone: (713) 688-7771, Ext. 123
                  Facsimile: (713) 688-5124

         (b) if to Lessee, then to:

                  Manager, Energy Purchases
                  A.  F. Staley Manufacturing Company
                  2200 East Eldorado Street
                  Decatur, Illinois 62525
                  Telephone: (217) 421-2644


         23. PARTIAL INVALIDITY; SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, such holding shall not invalidate nor render unenforceable any other provision hereof. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

         24. ENTIRE Agreement. This Agreement constitutes the entire agreement of the Parties relating to the lease of the Plant and supersedes all prior discussions, agreements or understandings, whether oral or written, including without limitation the Letter of Intent, relating to the lease of the Plant. There are no other written or oral agreements or understandings between the Parties with respect to the lease of the Plant.

         25. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

         26. WAIVER AND AMENDMENT. Except as otherwise expressly provided in this Agreement, neither the failure nor the delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as otherwise expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the Party against whom it is sought to be enforced. No amendment of any of the provisions of this Agreement shall be valid unless it is in writing and signed by both Parties.

         27. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

         28. COUNTER ARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

         29. BINDING EFFECT. This Agreement shall be binding upon Lessor and Lessee and their respective legal representatives, successors, and assigns.

         Executed this 8th day of February, 2002.

                                           LESSEE:


Attest                                     A. E. STALEY MANUFACTURING COMPANY


  /s/ MAC W. LOU                           By:    /s/ MICHAEL J. MCFATE
-------------------                               -----------------------------
Assistant Secretary                        Name:  Michael J. McFate
                                                  -----------------------------
                                           Title: Vice President, Manufacturing
                                                  -----------------------------

                                           LESSOR:

Attest                                     ATMOS POWER SYSTEMS, INC.



 /s/ HELEN BURTON                          By:    /s/ RONALD W. MCDOWELL
-----------------                                 -----------------------------
    Secretary                              Name:  Ronald W. McDowell
                                                  -----------------------------
                                           Title: President
                                                  -----------------------------

STATE OF TEXAS        )
                      (
COUNTY OF HARRIS      )

On this day personally appeared before me Ronald W. McDowell to me known, who, being by me duly sworn, deposes and says that he resides in Houston, Texas that he is the President of Atmos Power Systems, Inc. corporation described in and which executed the foregoing instrument; that he knows the seal of the said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by the order of the Board of Directors of said corporation, and that he signed his name thereto by like order. This instrument was acknowledged before me on this the 8th day of February, 2002 by Ronald W. McDowell.

                                                    /s/ CARON M. FLYNN
                                                ----------------------------
                                                Notary Public in and for the
                                                State of Texas

My Commission Expires:

       8-30-02
----------------------

STATE OF ILLINOIS     )
                      (
COUNTY OF MACON       )

          On this day personally appeared before me Michael J. McFate to me known, who, being by me duly sworn, deposes and says that he resides in Decatur, Illinois, that he is the Vice President of A. E. Staley Manufacturing Company, and that he signed his name thereto by like order. This instrument was acknowledged before me on this the 20th day of November, 2001, by Michael J. McFate.

                                                   /s/ CHRIS E. LIVERGOOD
                                                ----------------------------
                                                Notary Public in and for the
                                                State of Texas

My Commission Expires:

       6/21/02
----------------------

SCHEDULE A


1. DESCRIPTION OF PLANT.

A. Location:    On property owned by A. E. Staley Manufacturing Co. adjacent to the main electrical substation located at 198 Blair Bend Rd.
                in Loudon County Tennessee.

B. DESCRIPTION AND dimensions of building and fence:

          200 feet by 50 feet corrugated metal building enclosed by substation chainlink fence containing the following equipment:

C. System Gensets: 12 with the following features:

   System voltage: 13.2 kV

   System frequency: 60 Hz

   System phase and wire: 3p/3w

2. DESCRIPTION OF FEES.

                  In consideration for the lease of the Plant, Lessee will during the Term pay to Lessor (i) a monthly capacity charge calculated by dividing the sum of the Total Project Cost (which for purposes of this calculation shall not exceed eight million ($8,000,000) dollars) added to Lessor's cost of purchasing materials for and installing or having installed a natural gas pipeline to the Plant ("Pipeline Cost") by one million (1,000,000) and then multiplying the quotient of that calculation by twenty thousand nine hundred sixty four (20,964). By way of example only, if the Total Project Cost is $7,500,000 and the Pipeline Cost is $50,000, then the sum of the Total Project Cost added to the Pipeline Cost is $7,550,000, and the monthly capacity charge for the Term of the Lease will be $158,278 [($7,550,000 + 1,000,000) X 20,964]; and (ii) a monthly operating fee per Megawatt hour ("MWh") as determined in accordance with the schedule set forth below:

                  YEAR OF TERM            OPERATING FEE
                  ------------            -------------
                        1                  $18.00/MWh
                        2                  $18.90/MWh
                        3                  $19.85/MWh
                        4                  $20.84/MWh
                        5                  $21.88/MWh
                        6                  $22.97/MWh
                        7                  $24.12/MWh
                        8                  $25.33/MWh
                        9                  $26.59/MWh
                       10                  $27.92/MWh

         By way of example only, in Year 1 of the Term, should Lessee take 30 operating hours of electric power in a month, then the operating fee for that month to be paid to Lessor by Lessee will be $1 1,318 ($18x30 operating hours x
20.96 MWII per operating hour).

SCHEDULE B - SCOPE OF WORK

By Lessor:

o Provide all services necessary for completing a fully functional generating facility. Such services shall include (but not be limited to) engineering, design, procurement of equipment, negotiating construction contracts, scheduling and on-site supervision of contractor activities and check out and start up of equipment.

o All on-site contractors and all on-site employees of Lessor or its affiliates shall work in accordance with all safety rules and regulations in effect at the Plant.

o Lessor to obtain all necessary interconnect approvals from Tennessee Valley Authority.

o Lessor to provide copies of designs and construction details for Lessee's approval.

o Lessor to provide Lessee information regarding costs of various components of procurement and construction. Lessor and Lessee will work together to determine whether Lessee's assistance in contracting for specific services can result in lowering project costs.

By Lessee:

o Lessee to obtain all building, environmental and other regulatory permits and consents other than the Tennessee Valley Authority interconnect approval which Lessor will obtain.

o    Lessee will approve all drawing submittals in a prompt manner.

o    Lessee will provide temporary electricity for construction purposes.

o    Lessee will provide natural gas for operation of the Plant.

o    Lessee will perform Daily Checks:

     *    Check oil level (assume we have make-up device which has sight glass)

     *    Check coolant levels and top off as needed

     *    Walk around Genset to observe any leaks or abnormalities

     * Check for any warning alarms on the HMI of the Generator Control panel (may also be done via remote monitoring computer).

o    Lessee will perform Weekly Checks:

     *    Starting battery checks (fluid level or general physical condition)

     * Add oil to make-up tanks if needed. Normally the units are fitted with auto-make-up devices (and tanks) to keep the engine sump topped off.

o    Lessee will perform Monthly Checks:

     *    Take oil sample for oil analysis

     *    Check crankcase breather filter and tank system.

o    Lessee's General Operator Responsibility:

     *    General cleanliness of the equipment and container/room

     * Starting and stopping of the equipment and initial analysis of problems
          (like reasons for warnings and shutdowns)

          * Keeping logs of operator performed maintenance and any equipment related issues.

          * Notifying Cummins distributor of any abnormalities, including unsafe conditions, requiring attention.

SCHEDULE C - ENVIRONMENTAL EMISSIONS AND FUEL CONSUMPTION
ASSURANCES OF ORIGINAL MANUFACTURER

                 CUMMINS QSV91, 1750 KW, PERFORMANCE ASSURANCES

                             EMISSIONS PERFORMANCE:

1) Emissions at 100% rated load are confirmed to be within 5% of the following values.
         NOX        0.84 grams/bhp-hr
         CO         2.5 grams/bhp-hr

2) The values stated here apply to test conditions with an ambient temperature no greater than 95 deg F at a site altitude no higher than 2000 feet above sea level.

3) For purposes of this performance guarantee, the value used to determine compliance will be the average of the test value of the 12 gensets used in Atmos power system or the average of the test values of the gensets in the representative sample of gensets selected for testing to confirm compliance.

4) This performance guarantee applies to the by Atmos Power Systems, Inc. ("Atmos Power") power system to be installed in Louden, TN. On-site testing will be performed after commencement of system operations. Test samples will be taken on engines which are warmed up, stabilized and operating at a steady load of 100% of the rated load value and operating in parallel with the utility grid.

5) The performance values here are valid for an installation adhering to the conditions stated on the Technical Data Sheet for the engine. These conditions include but are not limited to a maximum exhaust system back pressure of 20 inches water gauge.

6) Fuel to be used during the emissions test will be clean and dry and will meet the specifications listed below.

7) In the unlikely event that the emissions test shows that the QSV9l does not meet the performance levels indicated here, Cummins has the right to review test data and gas analysis results and/or make adjustments, repairs, or replacements of the engines. If gas analysis reveals that the gas does not meet the standards stated here, re-testing will be at the expense of Atmos Power. If gas analysis review shows compliance with the standards stated here, Cummins, at its own expense shall make the necessary adjustments, repairs, or replacements and retesting will be at Cummins expense.

8) In the very unlikely event that Cummins adjustments, repairs, or replacements do not result in a re-test with results in compliance with the performance stated above, Cummins will refund all payments made for the equipment to Atmos Power and remove all Cummins supplied equipment from the site.

                          GAS ANALYSIS (SPECIFICATIONS)

  DATE - TIME:    11/07/01  07:24         ANALYSIS TIME:  345       CYCLE TIME:      360
Stream:  1        Line  1 Gas                   Mode:  ANLY                        Cycle Start Time: 07:18
Analyzer:         Knoxville                     Strm   Seq:1
East Tennessee Natural Gas
Location:         Knoxville

Component                Mole               LiqVol              Gallons/         BTU        BTU      Relative
Name                     Percent            Percent             1000SCF          Gross      Net      Density
C6+ 47/35/17            0.1123              0.2892               0.0501           5.94       5.51    0.0037
PROPANE                 0.6809              1.0800               0.1876          17.17      15.80    0.0104
i-BUTANE                0.1537              0.2895               0.0503           5.01       4.62    0.0031
n-BUTANE                0.1754              0.3183               0.0553           5.74       5.29    0.0035
NEOPETANE               9.7900E+000      ppm2.1587E+1   PPM      0.0004           0.04       0.04    0.0000
i-PENTANE               0.0621              0.1308               0.0227           2.49       2.30    0.0015
n-PENTANE               0.0478              0.0996               0.0173           1.92       1.78    0.0012
NITROGEN                0.3105              0.1969               0.0340           0.00       0.00    0.0030
METHANE                94.8766             92.5544               0.0000         960.44     864.80    0.5255
CARBON DIOXIDE          0.8432              0.8273               0.1437           0.00       0.00    0.0128
ETHANE                  2.7366              4.2127               0.7320          48.54      44.40    0.0284
Totals               1000.0000            100.0000               1.1158        1047.28     944.53    0.5932

"*" indicates user-defined components

Compressibility Factor (1/2) @ 14.73000 PSIA & 60.0 DEG.F - 1.00223

Base Pressures                      14.73000

--------------------------------------------------------------------------------

Gross Dry BTU                       =            1049.62 Corrected/Z
Gross SAT BTU                       =            1031.35 Corrected/Z
Actual Gross BTU                    =            1049.62 Corrected/Z
Net~DryBTU                          =             946.64 Corrected/Z
Net SAT BTU                         =             930.17 Corrected/Z
Actual Net BTU                      =             946.64 Corrected/Z
Gallons/1000 SCF C2+                =               1.1158
Gallons/1000 SCF C3+                =                .03838
Gallons/I 000 SCF C4+               =               0.1961
Gallons/lOGO SCF C5+                =               0.0905
Gallons/lOOG SCF C6+                =               0.0501
Real Relative Density Gas           =               0.5943
Real Relative Density Lqd           =               0.3134
Unnormalized Mole Percent           =              99.750

Gas Density                         =              45.461 lb/1000 cu.ft. at 14.73 PSIA and 60 Deg.F
Liquid Density                      =               2.612 lb/gal


Analog Inputs
        Label                       Value
CO2                                 0.0000
Nitrogen                            0.0000
Dry BTU                             0.0000
Gravity                             0.0000

User Defined Calculations
      Label                         Value
Total CO2 and N2#1                  1.15


All gas shall contain no more than twenty (20 grains of total sulphur, nor more than one fourth (1/4) of one grain of hydrogen sulphide per one hundred (100) cubic feet.

                 CUMMINS QSV91, 11750 KW, PERFORMANCE ASSURANCES

                                FUEL CONSUMPTION:

1)   Fuel Consumption is confirmed to be within 5% of the published value of
     15.85 MMBtu per hour with the genset producing 100% rated load of 1755 kW at the alternator terminals.

2) Specific fuel consumption with radiator fan losses taken into account is confirmed to be within 5 % of 9.073 MMBtuJN4WH. This value is determined by dividing the MMBtU per hour value determined in the test by the difference of the megawatt value measured at the alternator terminals and the megawatt value of the radiator fan load.

3) The MMBtu values stated here are based on the Gas Specifications set forth below in these Fuel Consumption Performance Assurances.

4) The fuel consumption values stated here are based on ambient temperatures up to 95 degrees F and altitude of 1000 feet above seal level. Results of fuel consumption tests at lower ambient temperature or lower altitude should be corrected to these conditions.

5) In the unlikely event that the fuel consumption test shows that the QSV9l does not meet the performance levels indicated here, Cummins has the right to review test data and gas analysis results and make adjustments or repairs to the engines.

6) In the very unlikely event that adjustments or repair efforts by Cummins are not successful in correcting the fuel consumption to the values stated here, Cummins will make a one time payment to Lessor's customer of $70,000 for each 1% that the measured fuel consumption (corrected to the ambient conditions stated above) exceeds the limit of the published value plus 5%.

7) Fuel consumption tests used to confirm the values stated here shall adhere to the standards of ISO 3046/1.

8) For purposes of this performance guarantee, the value used to determine compliance will be the average of the test value of a representative sample of 3 gensets. The representative sample of 3 gensets will be selected from the 12 gensets for the Atmos Power system and will be tested for fuel consumption at the Cummins factory.

9) This performance guarantee applies to the power system by Atmos Power to be installed in Louden, TN. The guarantee is based on the results of a one-time test to be performed at the genset manufacturing facility in accordance with Cummins' Engineering Test Specification, 16V/18V-180, Genset Production Test Procedure. No. PTS-00l_1_2, Revision 1.2, dated 10-Nov-98. Further on-site testing would be performed in the event that fuel consumption after commencement of system operations is not consistent with this fuel consumption assurance.


                          GAS ANALYSIS (SPECIFICATIONS)

  DATE - TIME:    11/07/01  07:24         ANALYSIS TIME:  345            CYCLE TIME:        360
Stream:  1        Line  1 Gas                   Mode:  ANLY                               Cycle Start Time:  07:18
Analyzer:         Knoxville                     Strm   Seq:1
East Tennessee Natural Gas
Location:         Knoxville

Component                Mole              Liq Vol              Gallons/         BTU        BTU      Relative
Name                     Percent           Percent              1000SCF          Gross      Net      Density

C6+ 47/35/17            0.1123              0.2892               0.0501           5.94       5.51    0.0037
PROPANE                 0.6809              1.0800               0.1876          17.17      15.80    0.0104
i-BUTANE                0.1537              0.2895               0.0503           5.01       4.62    0.0031
n-BUTANE                0.1754              0.3183               0.0553           5.74       5.29    0.0035
NEOPETANE               9.7900E+000      ppm2.1587E+1   PPM      0.0004           0.04       0.04    0.0000
i-PENTANE               0.0621              0.1308               0.0227           2.49       2.30    0.0015
n-PENTANE               0.0478              0.0996               0.0173           1.92       1.78    0.0012
NITROGEN                0.3105              0.1969               0.0340           0.00       0.00    0.0030
METHANE                94.8766             92.5544               0.0000         960.44     864.80    0.5255
CARBON DIOXIDE          0.8432              0.8273               0.1437           0.00       0.00    0.0128
ETHANE                  2.7366              4.2127               0.7320          48.54      44.40    0.0284
Totals               1000.0000            100.0000               1.1158        1047.28     944.53    0.5932

"*" indicates user-defined components

Compressibility Factor (1/2) @ 14.73000 PSIA & 60.0 DEG.F - 1.00223

Base Pressures                      14.73000

--------------------------------------------------------------------------------

Gross Dry BTU                       =            1049.62 Corrected/Z
Gross SAT BTU                       =            1031.35 Corrected/Z
Actual Gross BTU                    =            1049.62 Corrected/Z
Net~DryBTU                          =             946.64 Corrected/Z
Net SAT BTU                         =             930.17 Corrected/Z
Actual Net BTU                      =             946.64 Corrected/Z
Gallons/1000 SCF C2+                =               1.1158
Gallons/1000 SCF C3+                =                .03838
Gallons/I 000 SCF C4+               =               0.1961
Gallons/lOGO SCF C5+                =               0.0905
Gallons/lOOG SCF C6+                =               0.0501
Real Relative Density Gas           =               0.5943
Real Relative Density Lqd           =               0.3134
Unnormalized Mole Percent           =              99.750

Gas Density                         =              45.461 lb/1000 cu.ft. at 14.73 PSIA and 60 Deg.F
Liquid Density                      =               2.612 lb/gal


Analog Inputs
        Label                       Value
CO2                                 0.0000
Nitrogen                            0.0000
Dry BTU                             0.0000
Gravity                             0.0000

User Defined Calculations
      Label                         Value

Total CO2 and N2#1                  1.15

All gas shall contain no more than twenty (20 grains of total sulphur, nor more than one fourth (1/4) of one grain of hydrogen sulphide per one hundred (100) cubic feet.